EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-54710 on Form S-8 of our report relating to the consolidated financial statements of Beverly Hills Bancorp Inc. and Subsidiaries dated March 31, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a restatement), and our report relating to management’s report on the effectiveness of the Company’s internal control over financial reporting dated March 31, 2006, appearing in this Annual Report on Form 10-K of Beverly Hills Bancorp, Inc. for the year ended December 31, 2005.

/s/     Deloitte & Touche LLP

Los Angeles, California

March 31, 2006